Exhibit 99.8
FOR IMMEDIATE RELEASE
May 7, 2009
For further information contact:
Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
PR@citizensinc.com
CITIZENS, INC. FIRST QUARTER EARNINGS INCREASE
Austin, Texas — May 7, 2009 — Citizens, Inc. (NYSE: CIA) reported net income of $4.4 million or $0.07 per basic and $0.03 per diluted share of Class A common stock for the quarter ended March 31, 2009, compared to net income of $2.7 million or $0.05 per basic and diluted share of Class A common stock during the same period in 2008. Net income included a $2.1 million increase on the change in fair value of warrants for the three months ended March 31, 2009 compared to a loss of $503,000 in 2008. The increase in net income was also due to higher premium income, fueled by continued strong renewal life insurance premiums as well as an increase in net investment income.
Total revenues for the first quarter of 2009 were $44.7 million compared to $39.9 million in 2008, an increase of 11.9%, due primarily from an increase in life insurance premiums and the $2.1 million positive adjustment in fair value of the Company’s stock warrants.
First quarter 2009 premiums increased 4.8% to $34.2 million from $32.7 million in 2008 primarily due to renewal premiums representing continued persistency in the international life and home service segments. Additionally, the 2009 first quarter included premium income of $0.7 million relating to the recent acquisitions of Integrity Capital Insurance Company and Ozark National Life Insurance Company (ONLIC).
Net investment income increased 3.7% during the first quarter of 2009 to $7.7 million compared to $7.5 million in the first quarter of 2008. The increase was due primarily to growth in the investment portfolio and from equity securities acquired in the ONLIC acquisition.
Claims and surrenders increased to $14.8 million in the first quarter of 2009 compared to $13.1 million in the first quarter of 2008, due to less favorable death claim experience comparatively between quarters. Underwriting, acquisition and insurance expenses increased to $7.3 million during the first three months of 2009 compared to $6.9 million in 2008, largely related to increased staff due to the addition of an internal audit function and expanded systems support in the Austin office.
— More —

Assets increased to $853.3 million at March 31, 2009, compared to $832.3 million at December 31, 2008. Stockholders’ equity also increased 3.9% from $171.5 million at December 31, 2008 to $178.2 million at March 31, 2009.
Citizens, Inc. will host a conference call to discuss its first quarter 2009 operating results at 10:00 a.m. Central Daylight Time on Friday, May 8, 2009, hosted by Rick D. Riley, Vice Chairman and President, Kay Osbourn, Chief Financial Officer and other members of the Citizens, Inc. management team.
To participate in the Citizens, Inc. conference call on Friday, May 8, 2009, please dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, by selling U.S. dollar denominated whole life cash value insurance policies worldwide, coupled with acquisitions of other life insurance companies. Citizens’ Class A common stock closed at $6.59 on May 7, 2009.
Additional information is available about the Company on its web site: www.citizensinc.com.
- More -
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2008, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Revenues
Premiums	$34,227	$32,670
Net investment income	7,742	7,464
Realized gains, net	301	16
Decrease (increase) in fair value of warrants	2,105	(503)
Other income	283	279

Total revenues	44,658	39,926

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	14,807	13,078
Increase in future policy benefit reserves	7,758	6,997
Policyholders’ dividends	1,462	1,377

Total insurance benefits paid or provided	24,027	21,452

Commissions	8,035	7,711
Other underwriting, acquisition and insurance expenses	7,309	6,911
Capitalization of deferred policy acquisition costs	(5,057)	(4,855)
Amortization of deferred policy acquisition costs	3,692	3,562
Amortization of cost of customer relationships acquired and other intangibles	866	764

Total benefits and expenses	38,872	35,545

Income before Federal income tax	5,786	4,381
Federal income tax expense	1,409	1,646

Net income	$4,377	$2,735

Net income applicable to common stock	$3,199	$2,223

Basic earnings per share of Class A common stock	$0.07	$0.05

Diluted earnings per share of Class A common stock	$0.03	$0.05

Weighted average shares of Class A outstanding - basic and diluted	46,112	43,070

Book value per share	$3.71	$4.00

BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2009	2008
Total assets	$853,304	$832,276
Total invested assets	588,412	569,252
Stockholders’ equity	178,171	171,541

4